EMPLOYMENT AGREEMENT
                              --------------------



         THIS AGREEMENT is dated as of August ____, 2002, between TASTY BAKING COMPANY, a Pennsylvania corporation (the "Company"), and CHARLES P. PIZZI ("Executive").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Company is one of the largest independent baking companies in the United States and is the leading snack cake provider in the middle-Atlantic region; and

         WHEREAS, the Board of Directors of the Company (the "Board") desires to employ Executive as the President and Chief Executive Officer of the Company, and Executive desires to accept such employment; and

         WHEREAS, Executive and the Company are willing to enter into this employment agreement upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

         Section 1. Term of Employment. The Company hereby employs Executive as President and Chief Executive Officer of the Company, and Executive accepts such employment by the Company, on the terms and conditions herein contained and subject to termination only as hereinafter provided. The term of employment of Executive under this Agreement shall commence on October 7, 2002 (the "Commencement Date") and shall continue, unless terminated in accordance with the provisions of Section 5 hereof, through the second anniversary of the Commencement Date and shall be automatically renewed on the second anniversary of the Commencement Date and every anniversary thereafter for an additional one year period, unless either party gives notice of non-renewal to the other party in writing at least 90 days prior to the end of the then current term. Upon termination of this Agreement, Employee shall be eligible only for the benefits set forth in Section 6 hereof and he shall be entitled to no other benefits. The period from the Commencement Date through the expiration of the term of this Agreement (including all renewal terms) is referred to as the "Employment Period". The Company shall use best efforts consistent with the faithful discharge of the fiduciary duties of the Board to cause Executive to be elected to the Board and retained as a member of the Board during the term hereof.

         Section 2. Duties.
                   ------

         (a) During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall have such other duties, responsibilities and authority and perform such other services for the Company as are consistent with Executive's background, training and experience as may from time to time be assigned to Executive by the Board of the Company.

         (b) During the Employment Period, Executive shall use his best efforts to carry out his duties and responsibilities hereunder and devote his entire working time and effort to the business and affairs of the Company (except for permitted vacation, illness or disability) and shall not, in any advisory or other capacity, work for any other individual, firm or entity without first having obtained the written consent of the Board. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude Executive from devoting reasonable periods of time to serve on the boards of directors of other organizations, including charitable and community organizations, provided that such activities do not interfere in any material fashion (as determined by the Board in its sole discretion) with the regular and satisfactory performance of Executive's duties under this Agreement, and, in the sole judgment of the Board, do not compete with or present a conflict of interest with the interests of the Company.

         (c) Employee agrees to provide reasonable cooperation at the request of the Company in any efforts to obtain "key-man" life insurance on Executive's life.

         Section 3. Compensation.

         (a) During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $400,000, which amount may be increased from time to time at the discretion of the Board in accordance with the Company's existing policy regarding general increases. Payment shall be made in accordance with the Company's regular practice for Senior Executive employees as in effect from time to time.

         (b) In addition to the Executive's base salary, as increased from time to time, Executive shall be entitled to participate in the normal course of business in the Management Incentive Plan of the Company (a copy of which has been provided to Executive) and to receive annually such cash bonus payments as may be granted to him under such Plan from time to time. Executive shall be designated a "Key Executive" of the Company by the Board. The target bonus, size of the bonus pool and bonus allocated to each participant in any year are subject to the discretion of the Compensation Committee of the Board and to the approval of the Board. Executive shall be entitled to be considered for a cash bonus for 2002 prorated for his period of employment during 2002.

         (c) Effective on the first day of Executive's employment hereunder, the Company shall (i) issue to Executive 4,000 shares of common stock of the Company, which shares shall not be subject to forfeiture or other restriction (except for customary resale restrictions under applicable federal securities laws), and (ii) award to Executive under the Company's 1994 or 1997 Long Term Incentive Plans, options to purchase, in the aggregate, 25,000 shares of common stock of the Company at an exercise price equal to the closing price on the New York Stock Exchange on such date, which shall vest 20% on such date and 20% on each anniversary of the date thereof until fully vested. The stock options will be subject to the Company's standard stock option grant agreement. With regard to the shares of Company common stock awarded under clause (i) of the first sentence of this subsection (c), the Company shall pay to the applicable taxing authorities amounts sufficient to satisfy the Company's federal, state and local withholding obligations; Executive acknowledges that such amounts will be reported as W-2 income to Executive.

         Section 4. Additional Perquisites.
                    -----------------------

         (a) The Company will reimburse Executive for all reasonable expenses properly incurred by Executive in the performance of Executive's duties hereunder in accordance with policies established for Senior Executives of the Company from time to time by the Board.

         (b) During the Employment Period, Executive shall be entitled to participate, in accord with the terms thereof, in any present or future bonus, life insurance, disability insurance, medical insurance, pension, Supplemental Executive Retirement Plan, Thrift, ESOP, Restricted Stock Incentive Plan, long-term incentive plans, stock option (whether incentive or non qualified) or other employee benefit, compensation or incentive plan adopted by the Company in which Senior Executives are generally permitted to participate.

         (c) In the event Executive elects not to obtain life insurance (in excess of the basic $10,000 of coverage paid for by the Company) under the Company's life insurance program for executives, but maintains or obtains life insurance through other policies, the Company agrees to reimburse Executive for the cost of such other insurance up to the amount which the Company would have paid for an equivalent amount of life insurance under the Company's life insurance program. Executive acknowledges that the amount reimbursed by the Company will be reported as W-2 income to Executive. In addition, provided Executive is in good health and insurable at regular rates, the Company shall obtain for the benefit of the Executive a term life insurance policy in the amount of One Million Dollars ($1,000,000.00) and maintain and pay the premiums on such policy for a period of five (5) years. Executive shall be the owner of such policy (unless such insurance is effected through the Company's group life insurance program) and shall have the sole right to designate the beneficiaries of such policy. Executive acknowledges that the Company will report as W-2 income to Executive the premiums paid on such policy.

         (d) During the Employment Period, the Company shall provide Executive with the exclusive personal and business use of an automobile (and bear all costs of fuel, maintenance, repairs and insurance thereon) of a make, quality and cost consistent with the Company's policies from time to time in effect with regard to vehicles for Senior Executive, or a replacement automobile of similar prestige, appointments and cost. Executive acknowledges that the Company will report as W-2 income to Executive the value of the personal use of such vehicle.

         (e) Executive shall be entitled to paid vacation (taken consecutively or in segments) in accordance with the vacation policy of the Company as it exists for Senior Executives from time to time, currently six (6) weeks during each fiscal year, adjusted pro rata for any partial fiscal year during the term hereof.

         (f) During the Employment Period, the Company shall reimburse Executive for the dues and fees for membership at not more than two (2) business or country clubs of his choosing. Executive acknowledges that the amount reimbursed by the Company will be reported as W-2 income to Executive.

         (g) The Company shall provide to Executive supplemental retirement income benefits in accordance with the terms of the supplemental executive retirement plan agreement attached hereto as Exhibit A ("SERP").

         Section 5. Termination of Employment.

         (a) This Agreement and the Employment Period shall cease and terminate upon the occurrence of any of the events specified below:

              (i) On the date of the death of the Executive;

              (ii) By the Company in the event Executive shall become and remain "totally disabled" as defined in Section 5(c) below;

              (iii) By the Company for "cause" as defined in Section 5(b) below;

              (iv) By the Company at any time without cause;

              (v) By the Executive for "good reason" as defined in Section 5(d) below;

              (vi) Upon the expiration of the then current term of this Agreement if either the Company or Executive gives timely notice of its or his election not to renew this Agreement;

              (vii) By Executive at any time without good reason by resigning and giving Company 90 days prior written notice thereof;

              (viii) By Executive at any time during the period beginning six
(6) months after a "change of control" as defined in Section 5(e) below and ending 18 months after such change of control, by giving written notice to the Company 90 days prior to the effective date of such termination; and

              (ix) By either the Company or the Executive, on the "normal retirement date" (as defined in the Company's Pension Plan) of Executive, by giving 90 days notice prior to the effective date of such termination.

         (b) For purposes of this Agreement, "cause" shall mean any of the following:

              (i) Executive's conviction in a court of law of any crime or offense which constitutes a felony, which conviction, in the good faith judgment of the Board, makes him unfit for continuing employment, prevents him from effective management of the Company, or materially and adversely affects the reputation or business activities of the Company;

              (ii) Dishonesty or willful misconduct which materially and adversely affects the reputation or business activities of the Company and which continues after written notice thereof to Executive (provided that prior to termination for such reason, the Company shall give Executive written notice of the acts constituting grounds for such termination and in the event such acts are capable of being cured, the Company shall give Executive a period of 20 days within which to cease or correct such acts, such that there is no longer grounds for termination for cause, and if Executive fails to cease or correct such acts the Agreement shall be deemed terminated), or misappropriation of funds;

              (iii) Substance abuse, including abuse of alcohol or use of illegal narcotics, or other drugs or substances, for which Executive fails to undertake and maintain treatment within 15 days after being requested so to do by the Company; or

              (iv) Executive's continuing material failure or refusal to perform his duties substantially in accordance with the terms of this Agreement, or to carry out in all material respects the lawful directives of the Board (other than such failure resulting from Executive's incapacity due to injury, physical or mental illness, disability or death); provided that prior to any termination of employment pursuant to this clause (iv), the Company shall give Executive written notice of the acts constituting grounds for such termination and in the event such acts are capable of being cured, the Company shall give Executive a period of 20 days within which to cease or correct such acts, such that there is no longer grounds for termination for cause, and if Executive fails to cease or correct such acts the Agreement shall be deemed terminated.

         (c) For purposes of this Agreement, "totally disabled" shall mean a physical or mental incapacity or disability which renders the Executive unable, with reasonable accommodation, to perform the services required of him under this Agreement for a period of 180 days or more during any period of 12 consecutive months. Such disability shall be subject to the written determination of a qualified physician who shall be reasonably acceptable to the Company and the Executive (or his personal representative in the event that Executive does not have the legal capacity at such time to make such judgment). In the event that Executive qualifies as being "totally disabled" within the meaning of the Company's Long Term Disability Plan, the Executive shall be entitled to receive long term disability payments under such plan notwithstanding any termination of his employment hereunder, during such period of disability, and Executive shall be entitled to the same benefits that any other employee of the Company would enjoy under the Long Term Disability Plan.

         (d) For purposes of this Agreement, "good reason" shall mean (i) a material change in the authority, duties and responsibilities of the Executive so as to be inconsistent with those of president and chief executive office of the Company, (ii) the relocation of the Executive's place of employment to a place (other than the Company's Oxford plant) outside a radius of 30 miles from the Company's Hunting Park Avenue plant in Philadelphia, or (iii) the Company's continued failure to perform its duties hereunder in any material respect, which failure has not been cured within 20 days after written notice of such failure (with specific reference to this Section of the Agreement) has been given by Executive to the Company.

         (e) For purposes of this Agreement, a "change of control" of the Company shall be deemed to occur (i) upon any change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or
Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended and the regulations thereunder ("Exchange Act"); (ii) upon the acquisition by any person or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities then entitled to vote generally in the election of directors, excluding however acquisitions by the Company or any of its subsidiaries, or any employee benefit plan sponsored or maintained by the Company, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities if the conditions described in clauses (vi) (A) and (B) below are satisfied; (iii) if individuals who constitute the Board as of the date hereof ("Incumbent Board"), cease for any reason to constitute at least a majority of the Board during any twenty-four (24) month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; (iv) if the Company shall meet the delisting criteria of the New York Stock Exchange (or any successor stock exchange or automated trading system on which the Company's common stock is then traded); (v) if the Board shall approve the sale of all or substantially all of the assets of the Company or recommend the adoption of a plan of complete liquidation or dissolution of the Company; or (vi) upon approval by the shareholders of the Company of a reorganization, merger, consolidation, division, or issuance of securities, in each case unless following such transaction (A) not less than sixty percent (60%) of the outstanding equity securities of the corporation resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the holders of the Company common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction, and (B) at least a majority of the members of the board of directors of the resulting or surviving corporation were members of the Incumbent Board.

         Section 6. Effect of Termination.
                    ---------------------

         (a) Upon termination of this Agreement as a result of the death of Executive (as provided in Section 5(a)(i) above), the Company shall pay Executive's base salary through the end of the month in which his death occurs, such payments being made to the Executive's estate. In addition, the Company shall pay to Executive's estate (i) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year ending on or immediately prior to the date of Executive's death, (ii) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year in which his death occurs, which bonus shall be commensurate with bonuses paid to other Senior Executives for such year relative to bonuses previously paid to such Senior Executives, prorated for the period during such year that Executive actually worked, (iii) any unpaid accrued benefits through the date of his death due to Executive under this Agreement, the SERP or any employee benefit plan in which the Executive was a participant,
(iv) reimbursement for any expenses to which Executive is entitled through the date of his death under the terms of this Agreement, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company's charter or Bylaws.

         (b) Upon termination of this Agreement by reason of the Executive's becoming totally disabled (as provided in Section 5(a)(ii) above), Executive shall be entitled to the benefits, and the Company shall be obligated to provide benefits to Executive, equivalent to those due upon termination of this Agreement as a result of death of the Executive (as provided in Section 6(a) above), plus all benefits accruing under any long term disability insurance plan maintained by the Company. The bonus under clause (i) of Section 6(a) shall be calculated for the fiscal year prior to the year in which this Agreement is terminated under Section 5(a)(ii) above; the bonus under clause (ii) of Section 6(a) shall be calculated for the fiscal year in which such termination occurs. All other benefits and expenses shall be determined as of the date such termination occurs.

         (c) Upon termination of this Agreement by the Company for cause (as provided in Section 5(a)(iii) above), by the Executive without good reason (as provided in Section 5(a)(vii) above), by the Executive as a result of his non-renewal of this Agreement (as provided in Section 5(a)(vi) above), or by either the Company or Executive effective upon the normal retirement date of Executive (as provided in Section 5(a)(ix) above), then Executive shall have no further right, title or interest to any payments required to be made in accordance with this Agreement, and the Company shall have no further obligation to Executive hereunder, except for (i) the unpaid portion, if any, of base salary computed on a pro rata basis through the effective date of such termination, (ii) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year ending on or immediately prior to the effective date of such termination, (iii) any unpaid accrued benefits due to Executive through the date of such termination under this Agreement, the SERP (except that the Executive shall have no rights under the SERP in the event his employment is terminated by the Company for cause under Section 5(a)(iii) above) or any employee benefit plan in which Executive was a participant, (iv) reimbursement for any expenses to which Executive is entitled through the date of such termination under the terms of this Agreement, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company's charter or Bylaws.

         (d) Upon termination of this Agreement by the Company without cause (as provided in Section 5(a)(iv) above), by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above), by the Executive for "good reason" (as provided in Section 5(a)(v) above), or by the Executive upon a change of control (as provided in Section 5(a)(viii) above), then the Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of such termination, (i) two times his annual base salary then in effect payable over 24 months, (ii) for each of the first two fiscal year's of the Company ending after the date of termination, one-half of the average annual cash bonus he received during the five fiscal years of the Company immediately preceding the year in which such termination occurs (and if Executive has been then employed by the Company for less than five full years, the average shall be calculated for the period Executive was so employed) multiplied by the percentage derived by dividing (x) the aggregate bonuses awarded to other Senior Executives for each such year, by (y) the average annual cash bonuses received by such Senior Executives during the five fiscal years of the Company immediately preceding the year of calculation, (iii) any unpaid accrued benefits due to Executive under this Agreement, the SERP or any employee benefit plan in which Executive was a participant, through the date of such termination, (iv) reimbursement for any expenses to which Executive is entitled under the terms of this Agreement through the date of such termination, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company's charter or Bylaws. The amounts payable under clause (ii) above shall be calculated separately for each year after termination, and the amounts due shall be paid when and as bonuses, if any, for such year are paid to other Senior Executives of the Company. Payments due under clauses (i) and (ii) of the preceding sentence shall be paid by the Company periodically in accordance with normal payroll practices for Senior Executives. The payments made pursuant to this Section 6(d) are expressly conditioned upon Executive's first signing a valid general release and waiver in a form reasonably acceptable to each of Executive and the Company, pursuant to which Executive shall release and waive all claims that he may have against the Company arising during or related in any way to the Executive's employment with the Company, except for the Company's continuing obligations hereunder. Executive shall release the Company, its affiliates, officers, directors, employees and agents. Payments by the Company hereunder shall commence within 30 days after delivery of such executed release provided Executive has not revoked acceptance of the release.

         (e) Executive shall have no mitigation obligation with respect to the benefits payable to Executive under this Section 6. Notwithstanding any termination of this Agreement, Executive shall remain obligated under the provisions of Sections 9 and 10 of this Agreement.

         (f) Notwithstanding the foregoing provisions of this Agreement, if the aggregate present value of the payments and benefits to be made or afforded to the Executive under this Section, plus other payments and benefits to be made or afforded to Executive in the event of a change of control, would equal or exceed three times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and any successor provision thereto) as of the date of the change of control, the payments and benefits to be made or afforded to the Executive under this Agreement shall be reduced to the extent necessary to ensure that such aggregate present value is one dollar ($1.00) less than three times such base amount. The allocation of the reduction required hereby among the payments and benefits shall be determined by the Executive prior to the later of the change of control and the date Executive gives notice under Section 5(a) (viii) above. The determination of whether the aggregate present value of payments and benefits to be made or afforded to the Executive in the event of a change of control would equal or exceed three times the Executive's base amount, and the amount of the reduction necessary to ensure that such aggregate present value is one dollar ($1.00) less than three times such base amount, shall be made by a certified public accountant or other competent professional selected by the Company and reasonably acceptable to the Executive.

         (g) Upon termination of this Agreement by the Company without cause (as provided in Section 5(a)(iv) above), by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above), or by the Executive for "good reason" (as provided in Section 5(a)(v) above), in addition to the benefits provided in Section 6(d) above, the Company agrees to accelerate the vesting of all outstanding stock options previously awarded to Executive.

         (h) Except as otherwise expressly provided herein, this Agreement and all of the liabilities and obligations of the parties hereunder shall cease and terminate effective upon the termination of the Employment Period.

         Section 7. Assignment. This Employment Agreement shall not be assignable by the Company except to a majority-owned subsidiary or parent entity of the Company or to a successor to the Company and its business by way of merger, acquisition, purchase of assets or otherwise and this Employment Agreement is and shall be binding upon and inure to the benefit of any such parent, subsidiary or successor. This Employment Agreement shall not be assignable by Executive but it shall be binding upon and inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

         Section 8. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

                  (a)      If to the Company, to:             Tasty Baking Company
                                                              2801 Hunting Park Avenue
                                                              Philadelphia, PA  19129
                                                              Attention:  Secretary

                  (b)      If to the Executive, to:           Charles P. Pizzi
                                                              8601 Thomas Mill Drive
                                                              Philadelphia, PA 19128




Addresses may be changed by notice in writing signed by the addressee.

         Section 9. Confidential Information; Non-Solicitation.
                    ------------------------------------------

         (a) Executive agrees to hold in a fiduciary capacity for the benefit of the Company all of the Company's business secrets and confidential information, knowledge and data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by the Executive during his employment by the Company or any of its affiliated companies, including without limitation, information relating to such matters as finances, operations, processes, product recipes, new products in development, sales methods, equipment, techniques, plans, formulae, products, methods and know-how, customer requirements and names of suppliers. Executive's obligations under this Section 9(a) shall not be deemed violated in the event that (i) Executive discloses any such information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) such information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is legally entitled, to the best of Executive's knowledge, to make such information available.

         (b) Executive agrees, as a condition to the Company's agreeing to employ him pursuant to the terms of this Agreement and to the performance by the Company of its obligations hereunder, including but not limited to payments to Executive after termination of this Agreement, during the term of this Agreement and any renewals or extensions hereof, and for a period of two (2) years thereafter, Executive shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or entity, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, entity or other association:

              (i) Solicit, entice or induce any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of any other person, firm or entity with respect to products and services then sold or under development by the Company or to cease doing business with the Company, and Executive shall not approach any such person, firm or entity for such purpose or authorize or knowingly approve the taking of any such actions by any other person; provided however, this paragraph (i) shall be effective after termination of this Agreement only as a result of termination by the Company without cause (as provided in Section 5(a)(iv) above), by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above), by the Executive for "good reason" (as provided in Section 5(a)(v) above), or by the Executive upon a change of control (as provided in Section 5(a)(viii) above, and only for as long as the Company is obligated to make the payments to Executive provided in Section 6(d)(i) and (ii) above; or

              (ii) Solicit, entice or induce, directly or indirectly, any person who presently is or at any time during the term hereof, including any renewals or extensions hereof, was an employee, contractor or business associate of the Company to become employed by any other person, firm or entity or to cease their employment or other business relationship with the Company, and Executive shall not approach any such employee for such purpose.

         For purposes of this Section 9(b), a "Customer" means (x) any person or entity which at the time of determination is, or shall have been within two years prior to such time, a client, customer, OEM, distributor or reseller of the Company, or (y) any person or entity to whom a detailed written proposal has been made within twelve (12) months immediately preceding the time of determination.


         (c) Executive agrees that in the event of breach of any of his obligations under this Section 9, Company shall be entitled to an injunction restraining Executive from violating the provisions hereof and he further agrees that an action for damages does not provide an adequate remedy for his violation of this Section 9. The obligations of Executive under this Section 9 shall survive the termination of this Agreement for any reason whatsoever.

         Section 10. Mediation/Arbitration. Except as provided in Section 9 above or any claims by the Company for injunctive relief, the parties shall attempt to resolve any dispute through mediation conducted in Philadelphia, Pennsylvania. If the parties do not promptly agree on a neutral mediator, then any of the parties may notify J.A.M.S./Endispute, 345 Park Avenue, New York, New York, to initiate selection of a mediator from the J.A.M.S/Endispute Panel of Neutrals. The Company shall pay the fees and expenses of the mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party(ies) may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the Commercial Arbitration Rules ("Rules") of the American Arbitration Association (the "Association"). The place of arbitration shall be Philadelphia, Pennsylvania. Arbitration may be commenced at any time (after the mediator issues the written statement provided in the fourth sentence of this Section 10) by any party seeking arbitration by written notice to the other party(ies) by first class mail, postage prepaid. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within (30) business days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by the Association, and such arbitrator shall be neutral, impartial, independent of the parties and others having any known interest in the outcome, shall abide by the ABA and AAA Code of Ethics for neutral arbitrators and shall have no ex parte communications about the dispute with either party. The arbitrator shall render a written decision within 60 days of completion of the arbitration. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The costs and expenses of arbitration, including legal fees and expenses of the arbitrator, shall be paid by the parties as the arbitrator may assess. The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances. The procedures set forth in this Section 10 shall constitute the sole and exclusive procedures for the resolution of any dispute under this Agreement, except for any dispute related to an alleged violation of Section 9 hereof or any claims by the Company for injunctive relief, in which case Company, without prejudice to or compliance with the procedures set forth in this Section 10, is expressly permitted to institute legal proceedings to obtain a temporary restraining order, a preliminary and permanent injunction or other equitable relief.

         Section 11. Miscellaneous.
                     --------------

         (a) This Agreement is the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in writing signed by both parties hereto.

         (b) The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

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         (c) This Agreement shall in all respects be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania.

         (d) If any section, paragraph, term or provision of this Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions; and the parties specifically authorize and agree that the court or tribunal shall modify the section, paragraph, term or provision hereof which is so determined to be invalid or unenforceable, and the parties specifically authorize and agree to such modification.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATTEST:                        TASTY BAKING COMPANY



                               By:
--------------------------        ----------------------------------------------
Secretary                       Carl S. Watts, President and CEO

(SEAL)



--------------------------      -----------------------------------------------
Witness                         Charles P. Pizzi




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